Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-48814, 333-66382, 333-107818, 333-117969, 333-151764, 333-162322, 333-167628, 333-176237, 333-184727, 333-188689 and 333-189701 on Form S-8 of our reports dated June 20, 2014, relating to the financial statements of Ixia and subsidiaries (which report expresses an unqualified opinion), and the effectiveness of Ixia’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Ixia’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Ixia for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 20, 2014